Filed pursuant to Rule 424(b)(3)

Registration No. 333-236340

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated April 1, 2020)

VIVINT SMART HOME, INC.

168,494,733 Shares of Class A Common Stock

Up to 17,433,334 Shares of Class A Common Stock

Issuable Upon Exercise of Warrants

This prospectus supplement supplements the prospectus dated April 1, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-236340). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on April 27, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the prospectus (the “Selling Securityholders”) of up to 168,494,733 shares of our Class A common stock, and the issuance by us of up to an aggregate of 17,433,334 shares of our Class A common stock which consists of (i) 5,933,334 shares of Class A common stock that are issuable upon the exercise of 5,933,334 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of Mosaic Acquisition Corp. (“Mosaic”) and (ii) 11,500,000 shares of Class A common stock that are issuable upon the exercise of 11,500,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Mosaic.

Our Class A common stock and our Public Warrants are listed on the New York Stock Exchange, or NYSE, under the symbols “VVNT” and “VVNT WS,” respectively. On April 27, 2020, the closing price of our Class A common stock was $10.78 and the closing price for our Public Warrants was $1.25.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

See the section entitled “Risk Factors ” beginning on page 6 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 27, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): April 24, 2020

VIVINT SMART HOME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38246	98-1380306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4931 North 300 West

Provo, Utah 84604

(Address of Principal Executive Offices) (Zip Code)

(801) 377-9111

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	VVNT	New York Stock Exchange
Warrants, each exercisable for one share of Class A common stock at an exercise price of $11.50 per share	VVNT WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 24, 2020, Vivint Smart Home, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Stockholders Agreement, dated as of September 15, 2019 (the “Stockholders Agreement”), by and among the Company, Legacy Vivint Smart Home, Inc. and the other parties thereto. Pursuant to the Amendment, the parties agreed that the Fortress Designee (as defined in the Stockholders Agreement) must be (A) Andrew McKnight, (B) Max Saffian or (C) another senior employee or principal of Fortress Investment Group who is acceptable to a majority of the members of the board of directors of the Company.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment to the Stockholders Agreement, dated April 24, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVINT SMART HOME, INC.

By:	/s/ Shawn J. Lindquist
Name:	Shawn J. Lindquist
Title:	Chief Legal Officer

Date: April 24, 2020

Exhibit 10.1

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to the Stockholders Agreement, dated as of September 15, 2019 (as amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof, the “Stockholders Agreement”), by and among Vivint Smart Home, Inc. (f/k/a Mosaic Acquisition Corp.), Legacy Vivint Smart Home, Inc. (f/k/a Vivint Smart Home, Inc.) and the other parties thereto, is made by the undersigned in accordance with Section 5.3 of the Stockholders Agreement effective as of April 24, 2020. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

In consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows:

SECTION 1.    AMENDMENT.

1.1    Section 2.1(a)(ii) of the Stockholders Agreement is hereby amended and restated in its entirety to read as follows:

“(ii)    Fortress Mosaic Investor LLC (“Fortress”) shall, following the Closing Date, be entitled to designate one (1) Director to the Board (each such person, a “Fortress Designee”) for so long as the Fortress Holders Beneficially Own at least 50% of the shares the Fortress Holders Beneficially Own immediately following the consummation of the Merger; provided that the Fortress Designee must be (A) Andrew McKnight, (B) Max Saffian or (C) another senior employee or principal of Fortress Investment Group who is acceptable to a majority of the members of the Board. If at any time (x) the Fortress Holders no longer Beneficially Own at least 50% of the shares the Fortress Holders Beneficially Own immediately following the consummation of the Merger or (y) the Fortress Designee ceases to be a senior employee or principal of Fortress Investment Group, then upon receipt of a request from the Company to Fortress or the Fortress Designee, the Fortress Designee shall (and Fortress shall cause the Fortress Designee to) immediately tender his or her resignation as a Director.”

1.2    Section 2.1(b) of the Stockholders Agreement is hereby amended and restated in its entirety to read as follows:

“(b)    Directors are subject to removal pursuant to the applicable provisions of the certificate of incorporation of the Company; provided, however, (i) for as long as this Agreement remains in effect, the Blackstone Designees may only be removed with the consent of the Blackstone Designator delivered in accordance with Section 5.13, (ii) for as long as Fortress is entitled to designate a Fortress Designee in accordance with Section 2.1(a)(ii) and the Fortress Designee continues to be a senior employee or principal of Fortress Investment Group, the Fortress Designee may only be removed with the consent of Fortress and (iii) for as long as the Summit Designator is entitled to designate a Summit Designee in accordance with Section 2.1(a)(iii), the Summit Designee may only be removed with the consent of the Summit Designator.”

SECTION 2.    CONTINUING EFFECT. Except as expressly amended, waived or modified hereby, the Stockholders Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. This Amendment shall not constitute an amendment, waiver or modification of any provision of the Stockholders Agreement not expressly referred to herein.

SECTION 3.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.    COUNTERPARTS. This Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Amendment may be delivered by facsimile transmission or electronic PDF of the relevant signature page hereof.

SECTION 5.    HEADINGS. Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

[signature pages follow]

IN WITNESS WHEREOF, the Company, the Fortress Holders and the 313 Acquisition Entities (the latter two groups of parties also representing Stockholder Parties holding a majority of the shares currently held by the Stockholder Parties in the aggregate as to which the Stockholders Agreement has not been terminated) have executed this Amendment as of the day and year first above written.

VIVINT SMART HOME, INC.

By: /s/ Todd Pedersen

Name: Todd Pedersen

Title:   CEO

FORTRESS MOSAIC INVESTOR LLC

By: /s/ Constantine Dakolias

Name: Constantine Dakolias

Title:    President

FORTRESS MOSAIC SPONSOR LLC

By: /s/ Constantine Dakolias

Name: Constantine Dakolias

Title:   President

FORTRESS MOSAIC ANCHOR LLC

By: /s/ Constantine Dakolias

Name: Constantine Dakolias

Title:   President

313 ACQUISITION LLC

By: /s/ Bruce McEvoy

Name: Bruce McEvoy

Title:   Vice President

BLACKSTONE CAPITAL PARTNERS VI L.P.

By:    BLACKSTONE MANAGEMENT ASSOCIATES VI L.L.C., its general partner

By:    BMA VI L.L.C., its sole member

By: /s/ Bruce McEvoy

Name: Bruce McEvoy

Title:   Senior Managing Director

BLACKSTONE VNT CO-INVEST L.P.

By:    BLACKSTONE MANAGEMENT ASSOCIATES VI L.L.C., its general partner

By:    BMA VI L.L.C., its sole member

By: /s/ Bruce McEvoy

Name: Bruce McEvoy

Title:   Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP VI – ESC L.P.

By:    BCP VI SIDE-BY-SIDE GP L.L.C., its general partner

By: /s/ Bruce McEvoy

Name: Bruce McEvoy

Title:   Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP VI L.P.

By:    BCP VI SIDE-BY-SIDE GP L.L.C., its general partner

By: /s/ Bruce McEvoy

Name: Bruce McEvoy

Title:   Senior Managing Director

BCP VOYAGER HOLDINGS LP

By:    BLACKSTONE MANAGEMENT ASSOCIATES VI L.L.C., its general partner

By:    BMA VI L.L.C., its sole member

By: /s/ Bruce McEvoy

Name: Bruce McEvoy

Title:   Senior Managing Director